                                                                   EXHIBIT 10.51

                         DISTRIBUTION SERVICE AGREEMENT

THIS DISTRIBUTION SERVICE AGREEMENT ("Agreement") is entered into and made effective as of the 7th day of November 2003, between McCabe's QUALITY FOODS ("McCabe's") and LA SALSA, INC. ("Buyer").

                                    RECITALS

WHEREAS, McCabe's operates certain distribution centers in California and Oregon from which it distributes food, packaging, and related supplies to food service operations which are located within the service area of such distribution centers (the "Service Area"): and

WHEREAS, Buyer presently operates certain restaurants listed on Exhibit A in which it or an affiliate owns a controlling interest (hereinafter the "Company Units") and licenses others to operate certain restaurants listed on Exhibit A-I (hereinafter the "Franchised Units") under the service marks "La Salsa Fresh Mexican Grill", "La Salsa", and "La Salsa Cantina", The Company Units and the Franchised Units shall include additional locations opened during the term of this Agreement within the Service Area. The Company Units and the Franchised Units, including any such additional locations, are sometimes hereinafter collectively referred to as the "Restaurants".

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the value and sufficiency of which are hereby acknowledged, the parties agree as follows:

I BASIC AGREEMENT

McCabe's will purchase, warehouse, and distribute for sale to Restaurants, and Restaurants will purchase from McCabe's all Buyer approved products including, but not limited to, the following categories: dairy, frozen and refrigerated items, poultry, beef, pork, seafood, canned and dry goods, beverages, soft drink syrup products, paper and disposables, janitorial supplies including cleaning chemicals and other non-food products requiring frequent replacement (collectively the "Products"),

II PRODUCT DESIGNATION

Buyer shall designate the brands and/or suppliers of Products it requires and may negotiate with designated suppliers the price and terms at which McCabe's shall procure Products from such suppliers for resale to the Restaurants, which shall be based upon volume requirements that are supported by the historical usage over the previous twelve (12) month period.

III INVENTORY MANAGEMENT

      A. Inventory Management -- During the term of this Agreement, McCabe's shall maintain an inventory of the Products in quantities necessary to provide the Restaurants with an adequate supply of such Products. McCabe's shall use reasonable, good faith efforts to minimize the risk of inventory obsolescence. McCabe's shall not buy or stock more than four weeks supply unless authorized by Buyer. McCabe's will provide Buyer with monthly status reports of slow moving items. Buyer will communicate with McCabe's regarding menu changes and Product mix changes.

IV SERVICES

      A. Delivery Frequency - McCabe's will determine Order and delivery schedules. McCabe's will make two deliveries per week to each Restaurant unless otherwise mutually agreed in writing between Buyer and McCabe's. Under certain circumstances, individual Restaurants may only require one weekly delivery due to less than average volume. Delivery schedule and route changes shall have Buyer's approval four weeks before implementation. Major route changes shall be limited to three times a year.

      B. Service Area - Subject to and in accordance with the terms of this Agreement, McCabe's shall deliver Products to all current and future Restaurants located in the Service Area, defined as "within a 350 mile radius of the Distribution Center".

      C. Scheduling Access - McCabe's may make such deliveries on any day of the week, at any time of day, except between 11:00 a.m. -- 1:30 p.m. Buyer agrees to provide keys and security codes for its Restaurants to facilitate night deliveries where necessary. It is understood that either Buyer or McCabe's may have particular scheduling needs for specific Restaurants where unusual circumstances may exist, and each party agree to address such needs in good faith.

      D. Order Balancing - It is understood that Restaurants receiving two deliveries per week will use reasonable, good faith efforts to balance the orders such that each delivery consists of approximately the same number of cases.

      E. In-store Delivers at Restaurants - McCabe's delivery drivers will bring all Products into those Restaurants where it is possible to safely roll a two-wheel cart. McCabe's delivery drivers will separate and deliver the order to the Restaurants freezer, cooler and dry storeroom. McCabe's delivery driver will not put Products on the shelves. McCabe's delivery drivers shall use caution and care in using access driveways, hallways, and pathways. McCabe's shall repair damages (other than reasonable wear and tear) caused by McCabe's delivery drivers within a reasonable time.

      F. On-time Delivery - Deliveries within sixty (60) minutes of a. scheduled delivery are considered to be "on time," McCabe's will maintain a monthly average of no less than eighty-percent (85%") on-time delivery.

      G. Service Level - Service level is defined as the calculation of the total number of items actually received at the time of delivery divided by the total number of cases ordered. McCabe's will maintain a Service level of no less than ninety-nine and one-half percent (99.5%).

      H. Order Entry - Restaurant shall fax order to McCabe's by 4:00 PM two days prior to scheduled delivery. Restaurant may place orders electronically to McCabe's when available systems are in place at both Restaurant and McCabe's.

      I. Shortages - McCabe's shall promptly notify Restaurants of shorted items prior to delivery. McCabe's shall arrange delivery of shorted items within twenty-four (24) hours from the time of delivery. McCabe's shall reimburse the Restaurants for related expenses incurred for retail purchases to cover shorted items.

V TERM OF AGREEMENT AND IMPLEMENTATION

The term of this Agreement will be three (3) years and shall commence as of October 1,2003 and terminate on September 31, 2006 unless sooner terminated as hereinafter provided. Such term shall be extended for consecutive periods of one
(1) year from the expiration thereof and from the expiration of each subsequent extension period, as the case may be, unless McCabe's or Buyer shall have given, either to the other, not less than one hundred twenty (120) days prior written notice of its desire to terminate this Agreement as of such expiration.

VI PRICING

      A. Sell Price - The Sell Price to Restaurant for all Products sold under this Agreement will be the manufacturer FOB cost (excluding any "prompt payment" discount), less any promotional allowances reflected or, invoices to the distribution centers, plus applicable Freight Charges (collectively referred to hereafter as "Cost"), plus a distribution fee. Freight rates shall not exceed those negotiated and guaranteed by the Product supplier.

      B. McCabe's Fee Per Case - The Sell Price of each Product sold under this Agreement will equal the cost ("Cost") of each Product delivered to all McCabe's distribution centers on a period basis, or a weekly basis for commodity items, plus a distribution fee that will equal a prescribed dollar amount per case of Product. (the "Fee Per Case") as stated in the following table.

Payment Terms Days               Agreed Fee Per Case
------------------               -------------------
         0                              $1.90
         7                              $1.95
        14                              $2.00
        21                              $2.05
        28                              $2.10

            1. For example, a Product with a Cost of $20.00 and a Fee Per Case of $1.90 will have a sell price calculated as follows:

                  $20.00+$1.90=$21.90

            2.    Fee Per Case shall be adjusted after the end of the second
                  (2nd) year of the term (September 31, 2005) of this Agreement by multiplying the most recent Fee Per Case by the "Percentage Change" (hereinafter defined) in the "Price Index" (hereinafter defined).

            a) "Price Index" as used herein shall mean the Consumer Price Index for All Urban Consumers (CR1-U), West Coast City Average, All Items (Base Year 1982-84=100) ("CPI").

            b) "Percentage Change" as used herein shall mean the percentage increase in the Price Index represented by a fraction, the numerator of which shall be the latest Price Index available and the denominator of which shall he the Price Index reported for the month which was twenty-four (24) months before the month used in the numerator.

            c) There shall he no Fee Per Case increase until the CPI Percentage Change has increased by 3.5%. Furthermore, the CPI mark-up increase shall be capped at 3.5% per year.

      C. Cola Supplier Products. Soft drink syrup products and bottled water products will be priced according to the national account-pricing program provided to McCabe's by cola supplier less applicable discounts. There will be a 1% discount, less national pricing (i.e., sell price $40.99 per case for 2003).

      D. Minimum Drop Size -- In the event the combined average shipment of Product (cases per delivery), measured annually, falls below 75 cases of Product per shipment, McCabe's is entitled to a $0.10 per case increase. Buyer shall have the option to go with once a week delivery for low volume units in order to maintain the existing markup structure.

      E. Fuel Price Adjustment -- The Fee Per Case shall be adjusted every six months (6) to reflect the increases or decreases in fuel costs per gallon, on a one month lagged basis, in the following fashion: The October 1,2003 West Coast fuel price published on the 1st day of October or first date of publication following the 1st day of October (which is compiled by Energy Information Administration, Retail On-Highway Diesel Prices, National Average as shown on their Website:http:www.cia.doe.gov/pub/oil_gas/ petroleum/data_publications/weekly_on_highway_diesel_prices/current/html/ html/diesel.html) will be subtracted From the West Coast fuel price for subsequent bi-annual adjustment. For every $0.10 per gallon increase or decrease in fuel prices the markup per case will increase or decrease by $0.01. Fuel cost adjustments shall be added to or subtracted from the Fee Per Case at the beginning of the accounting period following the first of the month fuel cost posting.

      F. Cost Verification -- Within thirty (30) days of the first, second, and third anniversaries of the agreement and upon written notice, a representative of the Buyer has the right to verify the Cost of Products sold under this Agreement. McCabe's will furnish documentation verifying Costs, subject to the following limitations:

            1.    Date and time of verification must be mutually agreed.

            2.    All verifications must be done at McCabe's premises.

            3.    The period for which pricing is verified shall be the twelve
                  (12) months prior to the date of Cost Verification.

VII PROMPT PAYMENT

      A. McCabe's shall periodically invoice the Company (which may be affected by electronic transmission of the invoice to the Company) at the address of its corporate headquarters, Attention: Director of Cash Management following delivery to the Company Restaurants for all Products supplied by McCabe's and accepted by the Company Restaurants hereunder. The prices on invoices for all Products supplied by McCabe's and accepted by the Company Restaurants shall be in accordance with Section X hereof. The terms of payment of each invoice shall be zero days as outlined in Section VI.B. (the "Payment Terms"). All payments made by the Company to McCabe's pursuant to that Agreement shall be made by wire transfer of immediately available funds to a bank account designated by McCabe's not fewer than two days prior to such payment, or the last bank account used for any such transfer, as the case may be,

      B. McCabe's shall periodically invoice the operator of each Franchised Restaurant it accordance with its usual practices, provided, however, that each Franchised Restaurant shall be offered the Payment Terms if such Franchised Restaurants meets McCabe's credit standards as they may from time to time be amended in good faith.

VIII TERMINATION

      A. Notwithstanding Section V of this Agreement, if any party fails or refuses to comply with one or more of its material obligations hereunder resulting in a material default which is incapable of being cured or which is capable of being cured and is not cured within a reasonable period of time following its receipt of oral or written notice of such default (a "Breach"), the nonbreaching party shall provide the breaching party written notice thereof describing the Breach and specifying a date, not less than sixty (60) days following the breaching party's receipt of such notice, on which this Agreement shall be terminable at the option of the nonbreaching party unless the Breach has by that date been substantially cured. This procedure and remedy of termination is in addition to any and all other remedies available to a party by contract, law or otherwise, including without limitation McCabe's right to immediately modify payment terms or stop shipment under Section VTI of this Agreement for non-payment.

      B. Any party's failure to terminate this Agreement, or to take any other action, upon the occurrence of one or more breaches shall not constitute a waiver or otherwise affect the right of such party to terminate the Agreement for any subsequent Breach.

      C. The obligations of McCabe's pursuant to this Agreement shall be terminable, at McCabe's option, if any of the following events shall occur and be continuing: (i) if a proceeding is instituted (and not dismissed within sixty (60) days) by or against Buyer under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law to he adjudicated as bankrupt or insolvent:
            (ii) the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of all or a substantial part of the assets of buyer; (iii) any assignment for the benefit of creditors of Buyer; or (iv) if Buyer shall admit in writing its inability to pay its debts as they became due.

      D Upon termination of this Agreement by the Buyer, Buyer shall he responsible for purchasing all Products approved by and purchased by McCabe's solely for Buyer within sixty (60) days.

IX ASSIGNMENT

      A. McCabe's may not assign this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing in this Section shall preclude McCabe's from employing common carriers, contract carriers, public warehousemen or other similar parties to temporarily perform its services hereunder.

      B. Notwithstanding subsection VIII A above, McCabe's may not assign its rights and obligations under this Agreement without Buyer's consent to any subsidiary or affiliate of McCabe's or to any purchaser of all or substantially all of its distribution business or assets. For purposes of this Section, a change of control or majority ownership of McCabe's shall not be deemed to be an assignment of rights under this Agreement for which Buyer's consent is required.

      C.    McCabe's may assign accounts receivable payable by Buyer.

      D. Any permitted assignment of this Agreement by either party shall, except as otherwise agreed, be deemed an assignment of all of the assignor's rights and liabilities under this Agreement accruing, arising or relating to any period on or after the date of such assignment

      E. Any assignment made in violation of this Section shall be null and void.

X TITLE AND RISK OF LOSS

Except in the case of night deliveries or so-called "key drop" deliveries, title to all Products shall pass upon a Restaurant's acceptance, subject to the rejection of certain items by notation on the delivery ticket, of such Products for delivery.

With respect to "key drop" deliveries, title to all goods shall pass at the close of business on the immediately succeeding business day, unless rejected by the Restaurant prior thereto. In the event the product is picked-up by McCabe's in original condition and a credit is due the Restaurant, McCabe's shall provide credits for Product(s) within seven (7) days of pickup. Restaurant shall make arrangements through McCabe's order department before close of business the next day for the pickup of any goods not accepted by Restaurant. Pickups are typically made on the next scheduled delivery day. Credits for highly perishable items can be issued without waiting for the next delivery, providing that the Restaurant has the advance agreement of McCabe's. McCabe's shall promptly issue a receipt to Restaurant for any Products determined acceptable by McCabe's for return and ensure that, Buyer receives a proper credit therefor within seven (7) days of pickup. McCabe's shall bear all risk of loss, damage, or destruction until title passes to Buyer. Credits will be automatically processed after ten
(10) days if McCabe s fails to make the customer pickup as agreed with the Restaurant.

XI REPORT REQUIREMENTS

Within five (5) days of the commencement of a McCabe's Accounting Period, McCabe's will provide Buyer with an Accounting Period Order Guide and Price List. For purposes of determining commodity Sell Prices, McCabe's will provide a Weekly Price Change Notice. McCabe's agrees to provide rolling twelve (12) month usage reports, monthly gross margin report, fill rate report by unit and roll up, on-time delivery report by unit and rollup to Buyer. Buyer may reasonably request additional reports that may be useful as a management tool.

XII INSURANCE

McCabe's agrees to maintain, during the entire term of the Agreement, insurance coverage against such risks as may he reasonably specified by Buyer, in such minimum amounts as may be reasonably satisfactory to Buyer.

XIII FORCE MAJEURE

Either party is excused from performance hereunder (other than payment obligations, which shall not be excused under this Section XIII) if such non-performance results from any acts of God, war, riots, terrorism, sabotage, subversion, acts of governmental authorities (interruption in supply, strike lockout, labor dispute), or any other cause outside the reasonable control of the non-performing party. Both parties shall use their best efforts to terminate or cause the expiration of any Force Majeure as soon as practical following its occurrence.

XIV CONFIDENTIALITY

Buyer and McCabe's each agree that they will keep all terms of this Agreement completely confidential, and that neither party will disclose any information concerning this Agreement to any person or entity without the prior express written consent of the other party; provided, however, that neither party will be in breach of this requirement if such party reasonably believes such disclosure is required based on the advise of counsel under applicable law, regulation or court order. In the event that such disclosure is required by applicable law, regulation or court order, however, Buyer and McCabe's each agree that, if reasonably practicable, such disclosure will not be made to, any person or entity until after such time as the other party has received written notice with regard to any required disclosure, and tile other party has had a reasonable opportunity to contest the basis for disclosure and review the content of any disclosure proposed to he made to any person or entity. Buyer and McCabe's further agree that disclosure of the terms and conditions of this Agreement in violation of this Section constitutes a material breach of the Agreement.

XV NOTICES

All notices required or permitted to be given hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid, return receipt requested, or by express delivery service which provides for return receipts, addressed to the parties as follows:

            (A) If to McCabe's:

                McCabe's Quality Foods.
                17600 E, San Rafael
                Portland, OR 91230
                Attention: Joe Kemetz - President/CEO

                With Copy to:

                Services Group of America, Inc
                4025 Delridge Way SW, Suite 500
                Seattle WA 98106
                Attention: Peter K. Smith. CFO
                           Jeffrey R. Masi, General Counsel

            (B) If to Buyer:

                La Salsa. Inc.

                3916 State Street
                Santa Barbara, CA 93105
                Attn: Michele Rushing Vice- President Purchasing

                With Copy to:

                La Salsa. Inc.
                6307 Carpinteria Avenue
                Carpinteria, CA 93013-2901
                Attn: General Counsel

XVI GOVERNING LAW AND VENUE

This agreement shall be governed by, and construed in accordance with, the laws of the state of California without reference to the choice of law principles thereof. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contained or contemplated by this agreement, whether in tort or contract or at law or in equity, exclusively in the Superior Court of Orange County, California (the "chosen court") and (i) irrevocably submits to the exclusive jurisdiction of the chosen court, (ii) waives any objection to laying venue in any such action or proceeding in the chosen court. (iii) waives any objection that the chosen court is an inconvenient forum or does not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with section xv of this agreement.

XVII CAPTIONED HEADINGS

The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

XVIII COMPLIANCE WITH LA\VS

McCabe's warrants that all Products distributed by it to the Restaurants shall be received, handled, stored, shipped, delivered and sold by McCabe's in compliance with all applicable federal, state and local laws, ordinances, rules and regulations.

XIX NO PARTNERSHIP

McCabe's acknowledges that it is an independent contractor and no party is or shall be construed as an agent, partner, joint venturer or employee of another. No party shall have the authority to bind or otherwise obligate any other palm in any manner and no party shall represent to anyone that it has a right to do so,

XX WAIVERS

No waiver or waivers by any party of any provision of this Agreement, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of the provision or any other provision of this Agreement.

XXI ATTORNEYS' FEES

If it is necessary for either party to institute stilt to enforce any of be provisions of this Agreement, then the prevailing party in such suit shall be entitled to collect and receive reasonable outside attorneys' fees and court costs,

XXII SEVERABILITY

The provisions of this agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

XXIII THIRD-PARTY RIGHTS

Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any third party or person other than the parties hereto or their permitted assignees (including without limitation any broker, finder, supplier or customer), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

XXIV ENTIRE. AGREEMENT/AMENDMENT'S

The parties expressly acknowledge that this Agreement contains the entire agreement of the parties with respect to the relationship specified in this Agreement and supersedes any prior arrangements or understandings, verbal or written, between the parties with respect to such relationship. This Agreement may only be amended by a written document signed by each of the parties hereto.

XXV COUNTERPARTS

This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

           McCabe's                BUYER                BUYER
BY         McCabe's Quality Foods  La Salsa, Inc.       La Salsa Inc.

Signature  /s/ Joe Kemetz          /s/ Michele Rushing  /s/ Michael W. Liby
           --------------          -------------------  -------------------

It's:      President/CEO           VP Purchasing        Executive Vice President Chief Operating Officer

Date:      11/7/03                 11/10/03             11/10/03

Exhibit A                        La Salsa, Inc.
                           Company Restaurant Listing

PS#      Old   Phone         Fax           Unit Name            Address 1                   City               St   Zip
         Unit
         #
-------  ----  ------------  ------------  -------------------  --------------------------  -----------------  ---  ----------
1610001  1     310-479-0919  310-477-2388  PICO                 11077 W. Pico Blvd.         Los Angeles        CA   90064
1610005  5     310-276-2373  310-273-2375  BEVERLY HILLS        9631 Santa Monica Blvd.     Beverly Hills      CA   90210
1610006  6     949-640-4289  640-640-2761  NEWPORT BEACH        401 Newport Center Dr.      Newport Beach      CA   92660
                                                                A-107
1610008  8     619-234-6906  619-234-6214  NORTON PLAZA         415 Horton Plaza            San Diego          CA   92101
1610009  9     760-747-6605  760-747-8051  NO. COUNTY FAIR      200 E. Via Rancho Pkwy      Escondido          CA   92025
1610016  16    310-826-7337  310-826-7704  BRENTWOOD            11740 San Vicente Blvd.     Brentwood          CA   90049
                                                                #102
1610019  19    619-435-7778  619-435-3664  CORONADO             1360 Orange Avenue          Coronado Island    CA   92118
1610027  27    310-473-7880  310-312-0638  VINCI PLAZA          11901 Santa Monica Blvd.    Los Angeles        CA   90025
                                                                Ste 111
1610035  35    805-963-1001  805-963-1660  STATE ST             1131 State Street           Santa Barbara      CA   93101
1610037  37    818-760-7797  818-760-1970  STUDIO CITY          12048 Ventura Blvd.         Studio City        CA   91604
1610039  39    805-964-1146  805-964-5766  FIVE POINTS          3987 State St.  Suite D     Santa Barbara      CA   93104
1610040  40    310-208-7083  310-208-3176  WESTWOOD             1154 Westwood Blvd.         Los Angeles        CA   90024
1610041  41    213-892-8227  213-892-8415  ROOSEVELT            727 W. 7th Street           Los Angeles        CA   90017
1610044  44    310-587-0755  310-587-3515  PROMENADE            1401 3rd Street Promenade   Santa Monica       CA   90401
1610064  64    916-446-7133  916-446-1316  SACRAMENTO           545 Downtown Plaza Ste.     Sacramento         CA   95814
                                                                2095
1610067  67    818-789-8587  818-789-8589  SHERMAN OAKS         14006 Riverside Dr. Space   Sherman Oaks       CA   91423
                                                                #256
1610068  68    949-786-7692  949-786-7694  IRVINE               3850 Barranca Pkwy. Ste D   Irvine             CA   92606
1610069  69    408-946-6696  408-946-6586  MILPITAS             602 Great Mall Drive #447   Milpitas           CA   95035
1610070  70    510-352-9095  510-352-9098  SAN LEANDRO          1207 Marina Blvd.           San Leandro        CA   94577
1610071  71    650-917-8290  650-917-9293  MOUNTAIN VIEW        660 San Antonio Road Ste A  Mountain View      CA   94040
1610072  72    916-565-0144  916-565-1006  ARDEN FAIR           1689 Arden Way #2012        Sacramento         CA   95815
1610073  73    650-588-9722  650-588-9725  SAN BRUNO            1230 El Camino Real Ste. Q  San Bruno          CA   94066
1610074  74    650-579-3684  650-579-4754  BURLINGAME           1125 Burlingame Avenue      Burlingame         CA   94010
1610075  75    510-834-3422  510-834-3420  OAKLAND              501 14th Street Ste 24      Oakland            CA   94612
1610076  76    702-735-8228  702-735-1145  CAESARS              3500 S. Las Vegas Blvd.     Las Vegas          NV   89109
                                                                SPE7
1610077  77    702-369-1234  702-369-8632  BOULEVARD MALL       3840 S. Maryland Parkway    Las Vegas          NV   89109
                                                                FC#108
1610078  78    805-777-0090  805-777-0190  WESTLAKE             180 Promenade Way Ste E     Westlake Village   CA   91362
1610079  79    310-318-5904  310-318-2634  REDONDO SHORES       409 N. Pacific Coast Hwy    Redondo Beach      CA   90277
                                                                E#110
1610080  80    213-683-8815  213-683-8817  UNION BANK           445 S. Figueroa St Space    Los Angeles        CA   90071
                                                                #104
1610082  82    213-623-6390  213-623-4161  BUNKER HILL          601 W. 5th Street           Los Angeles        CA   90071
                                                                Ste.#R-201
1610084  84    818-343-6744  818-343-6867  TARZANA              18660 Ventura Blvd          Los Angeles        CA   91356
1610085  85    415-771-7848  415-771-7835  FILLMORE             2401 California Street      San Francisco      CA   94115
1610090  90    510-339-9311  510-339-9235  MOTCLAIR             2064 Antioch Street         Oakland            CA   94611
1610091  91    818-591-7787  818-591-1785  CALABASAS            4799 Commons Way Ste. G     Calabasas          CA   91302
1610093  93    760-735-8253  760-735-8645  AUTO PARKWAY         1290 Auto Parkway           Escondido          CA   92029
1610094  94    760-436-9266  760-436-4580  ENCINITAS            219 N. El Camino Real       Encinitas          CA   92024
1610095  95    619-589-6696  619-589-2547  LA MESA              4990 Baltimore Drive        La Mesa            CA   91941
1610096  96    310-317-9466  310-317-9416  MALIBU               22800 Pacific Coast Hwy     Malibu             CA   90265
1610097  97    858-483-1007  858-483-1080  PACIFIC BEACH        980 Grand Avenue            Pacific Beach      CA   92109
1610098  98    818-888-2246  818-888-8097  TOPANGA              6600 Topanga Canyon Blvd.   Canoga Park        CA   91303-2678
                                                                Ste. 1-E
1610099  99    702-739-1776  702-739-1796  LUXOR                3900 Las Vegas Blvd South   Las Vegas          NV   89119
1610100  100   510-477-0141  510-477-0128  UNION LANDING        32248 Dyer Street           Union City         CA   94587
1610101  101   925-803-9200  925-803-9201  DUBLIN               4930 Dublin Blvd.           Dublin             CA   94568
1610102  102   949-475-2506  949-475-2508  MAC ARTHUR           4341 Mac Arthur Blvd. Ste   Newport Beach      CA   92660
                                                                F
610104   104   310-453-7551  310-828-3171  ARBORETUM            2200 Colorado Avenue        Santa Monica       CA   90404
610105   105   310-234-8338  310-234-8320  W. SIDE PLAZA        10800 W. Pico Blvd.         Los Angeles        CA   90064
610106   106   949-574-1315  949-5741-1318 COSTA MESA           279 E  17th Street          Costa Mesa         CA   92627
610107   107   714-685-1840  714-685-1468  ORANGE VILLA         2094 N. Tustin Avenue A-2   Orange             CA   92865-3928
610108   108   858-350-8307  858-350-6579  CARMEL COUNTRY ROAD  12880 Carmel Country Rd     San Diego          CA   92130
                                                                Ste D-100
610109   109   310-265-5570  310-265-5560  ROLLING HILLS        55-A Peninsula Center       Rolling Hills      CA   90274
                                                                                            Estate
610110   110   949-888-8530  949-888-8641  SANTA MARGARITA      30642 Santa Margarita Pkwy  Rancho Santa       CA   92688
                                                                                            Margarita
610111   111   949-450-8511  949-450-8510  IRVINE CENTER        8673 Irvine Center Drive    Irvine             CA   92618
610112   112   909-517-3560  909-517-2171  CHINO HILLS          13089 Peyton Dr. Bldg. 3A   Chino              CA   91709
                                                                Ste. J
610117   117   858-974-1305  858-974-1487  CLAIREMONT           9211 Clairemont Mesa        San Diego          CA   92123-1211
                                                                Blvd. #106
610118   118   760-724-8170  760-724-8170  OCEANSIDE            4111 Oceanside Blvd. Ste    Oceanside          CA   92056-6004
                                                                102
610119   119   415-291-0717  415-291-0817  PIER 39              Pier 39 Bldg. P             San Francisco      CA   94133
610120   120   805-981-2276  805-981-4867  ESPLANADE            641 W. Esplanade Drive      Oxnard             CA   93030
610121   121   562-529-3570  562-529-3764  LAKEWOOD             500 Lakewood Center Mall    Lakewood           CA   90712
                                                                FC-10
610122   122   714-838-8253  714-838-8235  TUSTIN               535 E. Main Street          Tustin             CA   92780
610123   123   949-551-6680  949-551-6685  TRABUCO GROVE        14171 Jeffrey Road          Irvine             CA   92620

Name      Unit#  Owner/Operator         Name           Street Address                  St   Zip         Phone         Fax
--------  -----  ---------------------  -------------  ------------------------------  ---  ----------  ------------  ------------
La Salsa  24     Anthony Luis, Inc.     San Diego      1010 University Ave. #101       CA   92103       619-543-0777  619-297-2127
La Salsa  501    Bing & Connie Magpayo  Hayward        792 B St.                       CA   94541-5008  510-940-3737  510-940-3663
La Salsa  405    Bravo Group, LLC       Tucson         4881 E. Grant Road #101         AZ   85712       520-325-2200  520-325-2200
La Salsa  421    Bravo Group, LLC       Tucson         7090 N. Oracle Road #128        AZ   85704       520-531-1211  520-531-8188
La Salsa  422    Bravo Group, LLC       Tucson         1800 E. Fort Lowell Road #156   AZ   85719       520-325-0082  520-325-0089
La Salsa  492    Bravo Group, LLC       Tucson         1021 N. Wilmot Road             AZ   85711       520-747-0066  520-747-3855
La Salsa  431    Campico, Inc.          Primm          129 Stateline Road              NV   89102       702-874-2340  702-874-2340
La Salsa  485    Campico, Inc.          Las Vegas      2901 S. Las Vegas Blvd.         NV   89109       702-697-4401  000-000-0000
La Salsa  20     Goldmex                Glendale       1144 Glendale Galleria          CA   91210       818-548-5341  818-548-5341
La Salsa  401    Goldmex                Northridge     9301 Tampa Avenue Space FC5     CA   91324       818-700-1501  818-700-1501
La Salsa  415    Host Marriott #2       Ontario        1 Mills Circle #F11             CA   91764       909-476-1313  909-476-1316
La Salsa  416    Host Marriott #4       Los Angeles
                                        Airport        201 World Way                   CA   90045       310-646-6470  310-646-8058
La Salsa  428    Host Marriott #5       Sacramento     6850 Airport Blvd. Ste 28       CA   95837       916-929-9596  918-929-3543
La Salsa  427    John Ricci             Thousand Oaks  488 W. Hillcrest Drive          CA   91360       805-496-1327  805-496-7760
La Salsa  488    LTS Enterprises, Inc.  Las Vegas -
                                        Alladin        3863 S. Las Vegas Blvd. #380    NV   89109       702-892-0645  702-892-9741
La Salsa  489    LTS Enterprises, Inc.  Las Vegas -    450 Freemont Street Ste. 195    NV   89101       702-384-1720  702-384-1734
                                        Neonopolis

La Salsa  420    Marco Garcia           San Diego      3707 N. Harbor Drive            CA   92101       619-296-3789  619-296-4187
La Salsa  497    Nevada Franchise,
                 LLC/DBA Bola VI, LLC   Las Vegas      3785 S. Las Vegas Blvd. Ste     NV   89109       702-240-6944  702-644-6946
                                                       1500
La Salsa  32     Northern Restaurants   Scottsdale     7014 E. Camelback Road          AZ   85258       480-994-4112  000-000-0000
La Salsa  408    Northern Restaurants   Phoenix        10855 N. Tatum Blvd.            AZ   85028       480-948-2600  480-948-8282
La Salsa  484    Northern Restaurants   Glendale       7700 W. Arrowhead Town Center   AZ   85308       623-412-8803  623-412-8810
                                                       #2073

La Salsa  487    QSR Enterprises, Inc.  Upland         960-A  Mountain Avenue          CA   91786-3657  909-946-6949  909-946-6948
La Salsa  21     R&R Enterprises        San Diego      8750 Genesee Avenue #240        CA   92122       858-455-7229  858-455-5305
La Salsa  435    Sodexho-Marriott       Burbank        Riverside Commissary Mail Code  CA   91521       818-460-5777  818-460-5266
                 Services                              5019

La Salsa  502    Sodexho-Marriott       San Diego      Main Exchange Foodcourt MCAS    CA   92101       858-695-7303  858-689-9615
                 Services                              Miramar
La Salsa  414    USC Hospitality        Los Angeles    830 W. 36th Place               CA   90089       213-740-5544  213-740-8831
La Salsa  38     YSJA America, Inc.     Redondo Beach  2790 Manhattan Beach Blvd.      CA   90278       310-793-9444  310-793-1472
La Salsa  46     YSJA America, Inc.     Torrance       24223 Crenshaw Blvd             CA   90505       310-326-1444  310-326-2529
La Salsa  403    YSJA America, Inc.     Cerritos       137 Los Cerritos Center         CA   90703       562-809-4034  562-809-0583
La Salsa  406    YSJA America, Inc.     Redondo Beach  1759 South Elena Avenue         CA   90277       310-543-2448  310-5433144

                                    EXHIBIT B

                              ACCEPTANCE AGREEMENT

This Acceptance Agreement is entered into as of the ____ day of ______________________________________,, by and between the undersigned owner
(the "Owner") of the establishments described on the attached Exhibit A (the `Subject Locations") and McCabe's on behalf of itself and certain of its operating companies (collectively, "McCabe's") that are approved to provide distribution services to the Owner, as a franchisee of La Salsa, Inc. (the "Master Organization").

                                    RECITALS

      A. The Owner and the Master Organization dense that McCabe's provide distribution services to the Subject Locations under substantially similar terms and conditions (the "Standard Tents") as set forth in the distribution agreement entered into by and between McCabe's and the Master Organization dated as of _______________________ [date of Master Distribution Services Agreement] (the "Distribution Agreement"). In certain cases, the Distribution Agreement permits variances in the Standard Terms to address the specific delivery requirements, credit terms, and/or other unique circumstances relating to or requirements of the Owner or the Subject Locations.

      B. McCabe's, as a condition to providing distribution services to the Subject Locations, requires that the Owner execute this Agreement, evidencing the Owner's agreement to the terms and conditions of the Distribution Agreement, as modified and/or supplemented by the Location Specific Terms, as set forth in Exhibit B attached to and hereby incorporated by reference within this Agreement. All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them under the Distribution Agreement.

      Therefore, in consideration of the premises and the mutual covenants, the sufficiency of which is acknowledged by than, the Owner and McCabe's agree as follows:

      1. Binding Nature of Distribution Agreement By his/her/its signature below, the Owner specifically acknowledges and agrees: (A) that the distribution services that McCabe's provides to the Subject Locations shall to subject to the terms and conditions of the Distribution Agreement, as the same may be modified upon. Agreement by and between McCabe's and the Master Organization, from time to time, pursuant to its terms, and further subject to the Location Specific
Tents: (B) to be bound by any adjustments in the pricing terms permitted under the Distribution Agreement and/or negotiated and agreed to by the Master Organization. The Owner specifically acknowledges and agrees that the "Cost" or `Contracted Cost' that shall be utilized in determining the sell price of Products distributed to the Subject Locations shall be determined in the manner provided in the Distribution Agreement The Owner specifically recognizes and agrees that McCabe's shall be entitled to compensation for its performance of merchandising and other value-added services to or for the benefit of suppliers, as provided in the Distribution Agreement, and that such compensation shall not be deducted from or otherwise offset against the "Cost or Contracted Cost' utilized in determining the sell price of Products.

      Provided that McCabe's has indicated its acceptance hereof through the signature of its authorized representative below, McCabe's shall provide distribution services to the Subject Locations in accordance with the terms and conditions of the Distribution Agreement, as amended and/or supplemented by the Location Specific Terms.

      2. Pricing Delivery and Credit Terms. Delivery frequencies and credit terms and other supplemental and/or modified terms applicable to the Subject Locations are set forth in Exhibit "B" attached to this Agreement, and incorporated herein by reference or if not addressed therein, shall he the same as set forth in the Distribution Agreement.

      3. Confidentiality. Owner agrees that it will keep all terms of this Agreement and Financial information completely confidential, and that it will not disclose any information concerning this Agreement to any person or entity without the prior express written consent of McCabe's; provided, however, that such information may be provided by Owner to .its auditors, consultants, and advisors who agree to maintain such confidentiality or are otherwise bound to restrictions or disclosures and to any prospective purchasers of all or part of their respective businesses, provided that such prospective purchasers shall have executed and delivered a confidentiality agreement in form and substance approved by McCabe's, which approval shall not unreasonably be withheld or delayed. Owner will not be in breach of this requirement if Owner reasonably believes such disclosure is required based on the advice of counsel under applicable law, regulation, or court order. In. the event that such disclosure is required by applicable law. regulation, or court order, however, Owner agrees that, if reasonably practicable, such disclosure will not be made to any person or entity until after such time as McCabe's has received written notice with regard to any required disclosure (provided that notice of the requited disclosure is not prohibited by lax;'), and McCabe's has had a reasonable opportunity to contest the basis for disclosure and review the content of any disclosure proposed to be made to any person or entity. Owner further agrees that disclosure of the terms and conditions of this Agreement in violation of this Section constitutes a material breach of the Agreement.

      4. Financial Reports. The continuing credit worthiness of Owner is of central importance to McCabe's. If the Owner's accounts payable balance due McCabe's exceeds $12,000 at anytime, the Owner will provide quarterly and annual financial statements consisting of a balance sheet, income statement and cash flow statement and the financial condition of the Owner must continually support the extension of credit granted in this Agreement. Alternatively, if the Owner is not a natural person, the Owner [may, in lieu of quarterly financial statements, provide personal guaranties of the payment of Owner's obligations under the Agreement from the owners of legal or beneficial interests in the Owner and annual personal financial statements of such guarantors, provided that the financial condition of such guarantors continues to support the credit extended to the Owner. In such event, the Owner shall continue to provide annual financial statements relating tote Owner.

      5. Termination/Delivery Stoppage.

      (a) This Agreement and McCabe's obligation to provide distribution services to the Subject Locations may be terminated:

            (i) By McCabe's upon site termination of the Distribution Agreement, or by reason of the circumstances permitting termination of the Distribution Agreement, even if not exercised, by McCabe's;

            (ii) By Owner upon the termination of Owner's franchise agreement with the Master Organization;

            (iii) By either Party, upon thirty (30) days prior written notice to the other Party, if the other Party breaches the terms and conditions of this Agreement and fails to cure such breach within such thirty (30) day cure period;

            (iv) By McCabe's open written notice to Owner In the event that McCabe's reasonably determines that Owner has suffered a material adverse change it his/her/or its financial condition;

            (v) By either Party, if the other Party is adjudicated insolvent by any court or tribunal, or files a voluntary petition in bankruptcy, or enters into an arrangement with its creditors or applies for or consents to the appointment of a receiver or trustee of itself or its property, or makes an assignment for the benefit of creditors or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent or appointing a receiver or trustee of itself or its property, in which event no notice to the defaulting Party shall he required and this Agreement shall immediately terminate; or

            (vi) By either Party, if the oilier Party permits or suffers on involuntary petition in bankruptcy filed against it to remain undischarged or stayed for a period of sixty (60) days in which event no notice TO the other Party shall be required and this Agreement shall immediately terminate.

                  Absent such earlier termination, this Agreement shall remain, in full force and effect until the expiration 0f the Distribution Agreement.

      (b) In the event Owner fails to pay for any Products delivered to any Subject Locations within the approved payment terms established pursuant to this Agreement, McCabe's shall be entitled to, forthwith upon notice to Owner, withhold any future deliveries of Products to the Subject Locations until McCabe's receives payment in full of the Sell Price with respect to such Products and any finance or law charges permitted under the Distribution Agreement. In addition, in the event that Owner fails to timely pay for Products delivered to any 0f the Subject Locations or upon the occurrence of any of the events described in clauses (iii), (iv), and (s') above with respect to Owner, McCabe's shall be entitled to condition future deliveries of Products to the Subject Locations upon more stringent credit and/or payment terms, such as, without limitation, shortened payment periods, cash on delivery, cash in advance, the receipt of satisfactory guaranties that guaranty payment to McCabe's for such Products, and/or the pledging of collateral to secure such payments.

      6. Release. Owner agrees that McCabe's ability to perform distribution services for Owner under the terms of the Distribution Agreement as modified herein, is expressly contingent upon the Master Organization's approval for McCabe's to do so. Accordingly, Owner hereby releases McCabe's it's affiliates, and each of their respective officers, employees, and directors from any and all losses, damages, or claims that Owner may have or suffer as a result of McCabe's discontinuance of services to Owner as a result of express instructions from the Master Organization to cease such services.

Effective as of the date first above written.

OWNER

By:
    --------------------
Name:
      ------------------
Title:
       -----------------